Exhibit 32.1

The certification set forth below is being submitted in connection with this quarterly report on Form 10-Q of E*TRADE Group, Inc. (the “Quarterly Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Mitchell H. Caplan, the Chief Executive Officer and Leonard C. Purkis, the Chief Financial Officer of E*TRADE Group, Inc., each certifies that, to the best of their knowledge:

1.	the Quarterly Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of E*TRADE Group, Inc.

/s/ MITCHELL H. CAPLAN
Name: Mitchell H. Caplan Chief Executive Officer

/s/ LEONARD C. PURKIS
Name: Leonard C. Purkis Chief Financial Officer